Liberated Solutions Inc. and

Ngen Technologies USA Corp.

Pro Forma Financial Statements (unaudited)

As of December 31, 2018

and for the Six months ended June 30, 2019

Liberated Solutions Inc. and Ngen Technologies USA Corp.

Proforma Balance Sheets as of December 31, 2018 (unaudited)

					PROFORMA
	LIBERATED HISTORICAL	NGEN HISTORICAL	PROFORMA ADJUSTMENTS	COMBINED	ADJUSTMENT #
ASSETS
CURRENT ASSETS:
CASH	44	3,721,784		3,721,828
ACCOUNTS RECEIVABLE	0	1,057,693		1,057,693
INVENTORIES	0	1,739,722		1,739,722
TOTAL CURRENT ASSETS	44	6,519,199	0	6,519,243

NON-CURRENT ASSETS:
PROPERTY AND EQUIPMENT	0	5,020,003		5,020,003
INVESTMENT	0	114,309		114,309
OTHER ASSETS	0	107,352		107,352
TOTAL NON-CURRENT ASSETS	0	5,241,664	0	5,241,664

TOTAL ASSESTS	44	11,760,863	0	11,760,907

LIABILITIES AND STOCKHOLDERS’ EQUITY
ACCOUNTS PAYABLE & ACCRUED EXPENSES	91,435	1,933,036		2,024,471
CONVERTIBLE NOTES PAYABLE	570,355	0		570,355
BORROWINGS FROM SHAREHOLDER	0	10,207,353		10,207,353
DEFERRED REVENUE	5,000	0		5,000
TOTAL CURRENT LIABILITIES	666,790	12,140,389	0	12,807,179

STOCKHOLDERS’ EQUITY (DEFICIT):
PREFERRED SHARES, SERIES A, PAR VALUE $0.001, 100,000,000 AUTHORIZED, 10,000,000 ISSUED AND OUTSTANDING	10,000	0	(10,000)	0	1
PREFERRED SHARES, SERIES X, PAR VALUE $0.001, 1,000,000 ISSUED AND OUTSTANDING	0	0	1,000	1,000	2
COMMON STOCK, PAR VALUE $0.001, AUTHORIZED 2,000,000,000, ISSUES AND OUTSTANDING 1,598,052,555	1,598,051	0	69,615	1,667,666	3
COMMON STOCK, NO PAR VALUE, 10,000,000 SHARES AUTHORIZED, ISSUED, AND OUTSTANDING	0	0		0
ADDITIONAL PAID-IN CAPITAL	1,680,333	29,819	(4,015,745)	(2,305,593)	4
OTHER COMPREHENSIVE INCOME (LOSS)	0	(55,067)		(55,067)
ACCUMULATED DEFICIT	(3,955,130)	(354,278)	3,955,130	(354,278)	4
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(666,746)	(379,526)	0	(1,046,272)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	44	11,760,863	0	11,760,907

See accompanying notes to unaudited consolidated financial statements.

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Liberated Solutions Inc. and Ngen Technologies USA Corp.

Proforma Income Statement Six Month June 30, 2019 (unaudited)

					PROFORMA
	LIBERATED HISTORICAL	NGEN HISTORICAL	PROFORMA ADJUSTMENTS	COMBINED	ADJUSTMENT #
NET SALES	0	92,692,830		92,692,830
COST OF SALES	0	86,445,546		86,445,546
GROSS PROFIT	0	6,247,284	0	6,247,284

OPERATING EXPENSES:
SALES AND MARKETING	0	62,120		62,120
RESEARCH AND DEVELOPMENT	0	231,366		231,366
GENERAL AND ADMINISTRATIVE	208,407	1,199,137		1,407,544
TOTAL OPERATING EXPENSES	208,407	1,492,623	0	1,701,030

INCOME (LOSS) FROM OPERATIONS	(208,407)	4,754,661	0	4,546,254

OTHER INCOME (EXPENSE):
INTEREST INCOME	0	10,198		10,198
INTEREST EXPENSE	(32,254)	28,320		(3,934)
MISCELLANEOUS INCOME (EXPENSE), NET	5,000	(14,160)		(9,160)
TOTAL OTHER INCOME (EXPENSE), NET	(27,254)	24,358	0	(2,896)

INCOME (LOSS) BEFORE LOSS FROM EQUITY INVESTMENT AND INCOME TAX PROVISION	(235,661)	4,779,019	0	4,543,358

INCOME FROM EQUITY INVESTMENT	0	10,980	0	10,980

NET INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(235,661)	4,789,999	0	4,554,338

PROVISION FOR INCOME TAXES	0	63,588	0	63,588

NET INCOME (LOSS)	(235,661)	4,726,411	0	4,490,750

COMPREHENSIVE INCOME STATEMENT:
NET INCOME (LOSS)	(235,661)	4,726,411	0	4,490,750
FOREIGN CURRENCY TRANSLATION INCOME	0	49,783	0	49,783

TOTAL COMPREHENSIVE INCOME (LOSS)	(235,661)	4,776,194	0	4,540,533

EARNINGS PER SHARE - BASIC	(0.000)			0.002

EARNINGS PER SHARE - FULLY DILUTED	(0.000)			0.000

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
BASIC	2,121,993,006			2,121,993,006
FULLY DILUTED	N/A		12,121,993,006	12,121,993,006	5

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LIBERATED SOLUTIONS INC. AND NGEN TECHNOLOGIES USA, CORP.

Notes to Pro forma Consolidated Financial Statements

(unaudited)

NOTE 1 - BASIS OF PRESENTATION

On August 15, 2019 a director and officer of Liberated Solution Inc. (LIBE) and Brian Conway, entered into a Stock Purchase Agreement with Ngen Technologies USA, Corp (NGEN) Under the Purchase Agreement, NGEN through Broken Circuit Technologies agreed to purchase from Mr. Conway, and Mr. Conway agreed to sell 1,000,000 shares of Series X Convertible Preferred Stock, par value $0.001 per share in three closings. The First Closing occurred on the Effective Date, and Broken Circuit purchased 500,000 shares of Series X Preferred Stock from Mr. Conway for a cash purchase of $50,000. The Second Closing occurred on August 20, 2019. Pursuant to the terms of the Purchase Agreement, Broken Circuit acquired another 250,000 shares of Series X Stock from Mr. Conway. The Second Closing occurred approximately 10 days after our 14F-1 Information Statement was filed and disseminated. A complete description of the rights and preferences of the Series X Preferred Stock is contained in our Form 8-K filed on August 20, 2019. With the satisfaction of the Purchase Agreement, certain of which required that LIBE expand the size of the Board by two (2) persons pursuant to the bylaws, (ii) all of our current officers and directors except for Jay Silverman resigned from the Board and from all positions as officers of the Company effective with the Second Closing. The final closing became effective with the payment of $25,000 for the remaining 250,000 shares of Series X Convertible Preferred with the filing of our 8K on September 16, 2019 whereby LIBE named its new board and management team.

The accompanying unaudited consolidated pro forma financial information presents the accounts of LIBE and NGEN as if the Merger occurred June 30, 2019. The accompanying pro forma consolidated statement of operations presents the accounts of LIBE and NGEN for the six months ended June 30, 2019 and the years ended December 31, 2018 for NGEN and September 30, 2018 for LIBE as if the Merger occurred on January 1, 2018.

The following adjustments and recordings were required when the acquisition occurred as indicated above:

To record the removal of the accumulated deficit of LIBE as the transaction is recorded as a reverse merger. The exchange of shares with Ngen Technologies was accounted for as a reverse acquisition under the purchase method of accounting since Ngen obtained control of LIBE. Accordingly, the merger of Ngen into LIBE was recorded as a recapitalization of Ngen with Ngen being treated as the continuing entity. therefore past performance of LIBE was discounted from the proforma adjustments of both entities

The unaudited consolidated pro forma financial information is presented for informational purposes only and is subject to a number of uncertainties and assumptions and do not purport to represent what the company’s actual performance or financial position would have been had the transaction occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period.

NOTE 2 – PROFORMA ADJUSTMENTS

Proforma adjustments explained:

NUMBERS:
1	Series A Preferred Stock redeemed by Company.
2	1,000,000 shares of Series X Preferred Stock issued.
3	69,614,937 shares issued to Brian Conway on September 16, 2019 pursuant to the closing of the Exchange Agreement.
4	Re-Capitalization of Equity.
5	Includes 10,000,000,000 convertible shares included in Series X Preferred Stock.

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